Exhibit (12)(b)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

			Years Ended December 31,
(In millions)			2004		2003	2002	2001	2000
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$7,633		6,080	4,667	2,293	632
Fixed charges, excluding preferred stock dividends and capitalized interest			2,701		2,309	2,414	3,734	4,963

Earnings	(A	)	$10,334		8,389	7,081	6,027	5,595

Interest, excluding interest on deposits			$2,474		2,113	2,247	3,581	4,828
One-third of rents			227		196	167	153	135
Preferred stock dividends			—		5	19	6	—
Capitalized interest			—		—	—	—	—

Fixed charges (a)	(B	)	$2,701		2,314	2,433	3,740	4,963

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)		3.83	X	3.63	2.91	1.61	1.13

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$7,633		6,080	4,667	2,293	632
Fixed charges, excluding preferred stock dividends and capitalized interest			5,554		4,669	5,844	8,478	10,232

Earnings	(C	)	$13,187		10,749	10,511	10,771	10,864

Interest, including interest on deposits			$5,327		4,473	5,677	8,325	10,097
One-third of rents			227		196	167	153	135
Preferred stock dividends			—		5	19	6	—
Capitalized interest			—		—	—	—	—

Fixed charges (a)	(D	)	$5,554		4,674	5,863	8,484	10,232

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)		2.37	X	2.30	1.79	1.27	1.06

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others”.